Ally Financial Statement on Auto Financing Consent Orders

DETROIT – Ally Financial Inc. (Ally) and certain of its subsidiaries have executed Consent Orders issued by the Consumer Financial Protection Bureau (CFPB) and the U.S. Department of Justice (DOJ) pertaining to the allegation of disparate impact in the auto finance business.

Ally does not make loans directly to consumers, but rather, it purchases installment contracts originated by auto dealers. Ally’s long-time process for evaluating auto installment contracts from dealers does not include information on a consumer’s race or ethnicity. Ally assesses these contracts and sets pricing based solely on a consumer’s creditworthiness and contract characteristics. The CFPB and DOJ assert that pricing disparity has occurred for certain protected classes of consumers as a result of the auto dealer’s ability to mark-up Ally’s rate at which it buys a retail installment contract. The CFPB and DOJ also assert that Ally has responsibility for the conduct of its dealer customers and allege that Ally has not sufficiently monitored the pricing practices of its dealer customers.

Ally does not engage in or condone violations of law or discriminatory practices, and based on the company’s analysis of its business, it does not believe that there is measurable discrimination by auto dealers.

Regardless, Ally takes the assertions by the CFPB and DOJ very seriously and has agreed to the terms in the orders, which include enhancing dealer monitoring, reducing the perceived disparity for the protected classes outlined in the order, paying a civil money penalty of $18 million and contributing $80 million toward a settlement fund to be managed by an independent settlement administrator. Ally expects to take a $98 million charge in the fourth quarter related to these matters.

Contact:

Gina Proia

646-781-2692

gina.proia@ally.com